Exhibit 10.2

Shanghai Changjiang Intelligent Information Technology Ltd.

BYLAWS

April 27th, 2006

Table of contents

Chapter 1 General Provisions	3

Chapter 2 Mission and Scope of Business	4

Chapter 3 Shareholders and Shareholders’ Meeting	5

Section 1 Shareholders	5

Section 2 General Meeting of Shareholders	6

Chapter 4 Board of Directors	8

Chapter 5 the General Manager	11

Chapter 6 the Supervisor	13

Chapter 7 Accounting System and Profit Distribution	14

Chapter 8 Dissolution and Liquidation	15

Chapter 9 Period of Operations	18

Chapter 10 Supplementary Provisions	19

Chapter 1 General Provisions

Article 1

These articles of incorporation are formulated according to The Company Law of the People’s Republic of China (hereafter referred to as Company Law) and other relevant regulations for the purpose of maintaining legitimate benefits for the shareholders and in so doing standardizing the organization and operations of the company.

Article 2

Name of corporation: Shanghai Changjiang Intelligent Information Technology Ltd.
Corporation type: Limited company
Registered office: Shanghai

Article 3

The registered capital of the company is US$200,000.
Names of the shareholders, invested capital and sources of investment are as follows:

Name of shareholders	Invested capital	Proportion of investment	Form of investment
Changjiang Computer (Group) Corporation	US$80,000	40%	Cash
Magstone Innovation Inc	US$60,000	30%	Cash
Sequiam Biometrics, Inc.	US$60,000	30%	Cash

Article 4

The Chairman of the Board of Directors is the person who has legal authority to represent the company.

Article 5

Each shareholder shall assume limited liability in accordance with the numbers of shares held in the company and the company shall assume liability for its debts to the extent of its entire assets. No shareholder shall be liable for any value greater than the shares that shareholder owns within the entity.

Article 6

Shanghai Changjiang Intelligent Information Technology is a registered legal entity in China and shall abide by Chinese laws, regulations and relevant rules. The company shall be governed and protected by Chinese law.

Article 7

From the date that they take effect, these articles shall form a binding legal document to standardize the company’s organization and operations, and to establish the rights and obligations between the company and its shareholders, and among shareholders. The shareholders shall have the right to bring legal action against the company, other shareholders, directors, supervisors, general manager and other senior executives in accordance with these articles; also, the company shall have the right to bring legal action against the shareholders, directors, supervisors, general manager and other senior executives in accordance with these articles.

Chapter 2 Mission and Scope of Business

Article 8

The mission of the company is to actively initiate and expand bio-fingerprint markets, increase its overall competitiveness in research and development, manufacturing, sales and service; to raise the company’s profile and reputation in the Intelligent Information Industry; strengthen network security, develop bio-fingerprinting products and expand its operations. The company’s goal is to become a public company within three years through the independent research and development of its own technologies and products.

Article 9

The scope of this business is fingerprint data encryption for PC network products, including fingerprinting-enabled USB drive, USB locks, scanners, mice, safe boxes, hand-held mobile terminals and other intelligent information products (as approved by the Bureau of Industry and Commerce).

Chapter 3 Shareholders and Shareholders’ Meeting

Section 1 Shareholders

Article 10

Each shareholder of the company shall enjoy the rights and assume the obligations in accordance with the number of shares held.

Article 11

Each shareholder of the company shall enjoy the following rights:
1)	Participate in or appoint a proxy to participate in the shareholders’ and Board of Directors’ meetings;
2)	Exercise voting rights in accordance with the number of shares held;
3)	Observe the operation of the company and make relevant recommendations;
4)	Share Transfers shall be governed according to law, administrative regulations and these articles as well as the signed supplemental agreement (on raising capital and issuing additional shares);
5)	Obtain relevant information as related to the law and these articles;
6)	Other rights authorized by law, administrative regulations and these articles.

Article 12

Each shareholder shall assume the following obligations:
1)	Abide by these articles and the agreement on raising capital and issuing additional shares;

2)	Remit funds as described in full as directed in Article 3 of these articles;
3)	May not withdraw investment unless specified according to law and regulations;
4)	Fulfill other obligations as stipulated by law, administrative regulations and these articles.

Article 13

Any shareholder transferring his shares to non-shareholders must have approval of over two-thirds of all shareholders; any shareholder in disagreement shall purchase the transferred capital or be regarded as being in agreement. The company shall record the name or title, domicile and transferred capital of the transferee into the registry of shareholders.

Section 2 General Meeting of Shareholders

Article 14

Shareholders Committee consists of all shareholders and holds the final authority of the company.

Article 15

The general meeting of shareholders shall perform the following powers and duties:
1)	to decide on the business operations and investment plans for the company;
2)	to elect, appoint and dismiss the members of the Board of Directors and decide upon those matters relating to compensation of the directors;
3)	to elect, determine compensation for, appoint and dismiss the supervisors who are representatives of the shareholders;
4)	to review and approve the reports of the Board of Directors or executive directors;
5)	to review and approve the reports of the supervisory committee or supervisors;
6)	to review and approve the company’s annual fiscal budget and year end financial statements;
7)	to review and approve company profit distribution and loss adjustment statements;

8)	to adopt resolutions on the increase or decrease of registered capital;
9)	to adopt resolutions on the issuance of company bonds;
10)	to adopt resolutions on shares transferred by the shareholders to non-shareholders;
11)	to adopt resolutions upon matters such as mergers, forming new companies, changing organization type, dissolution or liquidation;
12)	to amend company articles;
13)	Other important unspecified matters.

Article 16

The resolutions of the general meeting of shareholders shall be approved by over one-half of those shareholders who are entitled to exercise voting rights. When adopting resolutions on such issues as increasing or decreasing registered capital, forming new companies, mergers, dissolution, changing organization type or articles of incorporation, a unanimous vote of all shareholders will be required.

Article 17

In the general meeting of shareholders, each shareholder shall exercise voting rights in proportion to the number of shares held.

Article 18

The regular meeting of shareholders shall be held once a year. Those shareholders representing more than one-fourth with voting rights or more than one-fourth of the directors or supervisors may request a special meeting. The shareholders’ meeting shall be called by the Board of Directors and presided over by the Chairman of the Board. In such case where the Chairman is unable to perform his duties due to unforeseen circumstances, the Vice Chairman or other directors, as designated by the Chairman, may preside over the meeting. The initial meeting of shareholders shall be called and presided over by the shareholder who holds the most shares.

Article 19

The shareholders shall attend their general meeting and they may appoint a proxy in writing if they are unable to attend.
The power of proxy shall give the name of the proxy, the matters for which he is authorized, the limitation of his rights and duration of the proxy, and shall be signed or sealed by that person who is granting the proxy.

Article 20

The shareholders shall be notified fifteen days prior to the shareholders’ meeting. All the decisions adopted by the shareholders’ meeting shall be written into the minutes with the signatures of all shareholders in attendance. The contents of the resolutions made by the Board of Directors shall not violate state laws, regulations or these articles of incorporation.

Chapter 4 Board of Directors

Section 1 Board of Directors

Article 21

The Board of Directors established by the company shall report to the shareholders. The Board consists of five directors, including one Chairman and four directors, each serving a term of three years. They may be re-elected to serve a consecutive term. The shareholders’ committee shall not dismiss the directors without just cause. The directors of the company consist of the following: three directors recommended by Changjiang Computer (Group), one director recommended by Magstone Innovation Inc., and one director recommended by Sequiam Biometrics, Inc.

Article 22

The directors shall serve a term of three years and may be re-elected to a consecutive term when the first term comes to an end. The directors shall not be dismissed without just cause.

Article 23

The Board of Directors shall report to the shareholders and exercise the following powers and duties:
1)	to hold the shareholders’ meeting and report to the shareholders;
2)	to implement resolutions adopted at the shareholders’ meeting;
3)	to decide on operational and investment plans for the company;
4)	to formulate annual budget plans and final accounts of the financial statements for the company;
5)	to formulate plans of profit distribution and loss adjustment for the company;
6)	to formulate the plans of any increase or decrease of registered capital for the company;
7)	to formulate the procedures of the company’s mergers, separation, changing organization type and dissolution plans;
8)	to decide on the corporate structure ;
9)
to appoint or dismiss the General Manager, and based upon the nomination of a General Manager, to appoint or dismiss the deputy General Manager and financial officer, and decide on those matters relating to their compensation;

10)	to formulate the basic management system of the company;
11)	to formulate incentive plans for senior executives;
12)	to formulate the plans for amendment of the articles of incorporation;
13)	to exercise other powers and duties as authorized by the shareholders’ meeting.

Article 24

The Board of Directors shall have one Chairman, as recommended by Changjiang Computer (Group) Corporation.

Article 25

The Chairman shall exercise the following powers and duties:
1)	to hold and preside over the Board of Directors’ meetings;
2)	to supervise and review the implementation of resolutions of the Board of Directors;

3)	to sign important documents and other documents that need to be signed by the official with signing authority;
4)	to exercise the powers and duties of the company representative;
5)	to exercise special authority under the law in the best interest of the company when Acts of God occur, and report to the Board of Directors after the emergency is over; and
6)	to exercise other powers and duties as authorized by the Board of Directors.

Article 26

The Vice Chairman or other directors shall, upon designation by the Chairman, exercise the powers and duties of the Chairman on his behalf, in cases where the Chairman is unable to perform his/her powers or duties.

Article 27

Meetings of the Board of Directors shall be held at least once a year, when called by the Chairman. All the directors shall be notified in writing ten days prior to the meeting.

Article 28

More than one-quarter of the total number of Directors is required to jointly request a special meeting of the Board of Directors.

Article 29

Board meetings shall be held only when more than two thirds (2/3) of the directors are present. Any resolutions of the Board of Directors will be made effective only with the concurrence of two thirds (2/3) of the Board.

Article 30

Board meetings shall be attended by the directors in person. If a director is unable to attend under certain circumstances, then he/she may entrust another director in writing to act as a proxy on his/her behalf.

The power of proxy shall give the name, the matters for which he is authorized, limitation of rights and duration of the proxy, and shall be signed or sealed by the person granting the proxy.

Article 31

Directors shall sign the resolutions passed by the meeting of the Board and shall assume the liability for such resolutions. If a board resolution violates the law, regulations or these articles, thus causing serious losses to the company, then the directors responsible for the resolution shall be liable for compensation to the company. However, if a director is proved to have expressed objection to such a resolution when it was put to a vote and his objection was recorded in the minutes, then he may be exempted from such liability.

Chapter 5 the General Manager

Article 32

The company shall have one General Manager, as nominated by the Chairman and appointed or dismissed by the Board of Directors, and shall have several Vice General Managers, nominated by the General Manager and appointed or dismissed by the Board of Directors.

The directors or Chairman of the Board may also hold the positions of General Manager, Vice General Manager or other senior executive posts.

Article 33

The General Manager shall serve a term of three years and may serve consecutive terms.

Article 34

The General Manager is subject to the Board of Directors and exercises the following powers and duties:
1)	to be in charge of the operation and management of the company and report to the Board of Directors;
2)	to execute the resolutions, annual plans and investment plans as adopted by the Board of Directors;
3)	to set up the internal management structure;
4)	to establish the basic management system for the company;
5)	to formulate specific regulations for the company;
6)	to recommend appointments or dismissals of financial officers;
7)	to appoint or dismiss other management personnel, except for those who shall be appointed or dismissed by the Board of Directors;
8)	to draft proposals regarding employees’ salaries, benefits, bonuses, rewards and penalties, and to decide upon the appointments and dismissal of the employees; and
9)	to exercise other powers and duties as authorized by the Articles of Incorporation or the Board of Directors.

Article 35

The General Manager shall attend board meetings. The Vice General Manager shall assist the General Manager and shall perform duties on the General Manager’s behalf, upon his authorization in writing in the absence of the General Manager.

Article 36

The General Manager shall report to the Board of Directors or Supervisory Board based on the requirements of the Board of Directors or Supervisory Board regarding the signing and execution of important contracts, uses of funds and situations regarding profits or losses of the company. The General Manager must attest to the accuracy of his report.

Article 37

When the General Manager drafts any directives regarding the interests and rights of employees related to salaries, benefits, workers’ safety, workers’ compensation or employment (or dismissal), etc, he/she shall first consult with the labor union.

Article 38

The General Manager shall establish detailed operational procedures that are subject to approval by the Board of Directors before execution.

Chapter 6 the Supervisor

Article 39

The company shall have one supervisor, as recommended by Sequiam Biometrics, Inc. The Supervisor may be re-elected to a consecutive term.

Article 40

Directors, the General Manager and other senior executives may not serve concurrently as supervisor.

Article 41

The term of office of the Supervisor shall be three years.

Article 42

If the Supervisor is absent from the board meetings twice in succession, he/she shall be regarded as being unable to perform his/her duties, and shall be replaced by the shareholders’ and employee meetings.

Article 43

The Supervisor shall exercise the following powers and duties:
1)	to review the financial affairs of the company;
2)
to supervise the conduct of directors, the General Manager and other senior executives regarding the violations of laws, regulations or Articles of Incorporation during the performance of their powers and duties;

3)
to require the directors, the General Manager and other senior executives to remedy any situation where their acts have damaged the interests of the company, and shall report to the Board of Directors or the relevant state agency as necessary;

4)	to propose special board meetings;
5)	to attend board meetings; and
6)	to exercise other powers and duties as stipulated by the Articles of Incorporation or as authorized by the shareholders.

Chapter 7 Accounting System and Profit Distribution

Article 44

The company shall establish its accounting system in accordance with laws, administrative rules and other applicable requirements of the state.

Article 45

The company shall prepare an annual financial report within three months after the completion of each fiscal year and such report shall be audited in accordance with the law and submitted to the board meeting for approval.

Article 46

The annual financial report of the company shall contain the following:
1)	Balance sheet;
2)	Profit and loss statement;
3)	Statement of income and profit distribution;

4)	Cash flow statement;
5)	Addenda to the financial statements; and
6)	Statement and changes of financial status

Article 47

The annual financial report shall be prepared in accordance with applicable laws and regulations.

Article 48

The company shall deliver the financial report to all shareholders within 120 days after the completion of each fiscal year.

Article 49

The after-tax profits shall be distributed in the following order:
1)	Compensate for the losses of previous years;
2)	Allocate 10% to reserves as required by law;
3)	Allocate 5% to benefit reserves as required by law; and
4)	Distribute the remaining profits among the shareholders on a pro rata basis, except where stipulated otherwise.

Chapter 8 Dissolution and Liquidation

Article 50

The company shall be dissolved or liquidated in accordance with the law for any of the following cases, when:
1)	the shareholders unanimously pass the resolution to dissolve;
2)	dissolution due to merger or split into multiple entities
3)	declaration of bankruptcy due to being unable to pay off debts due;

4)	closure by law due to legal violations; and
5)	other unspecified circumstances leading to the company being unable to remain in operation.

Article 51

When the company is dissolved due to the provisions of items (1) and (2) of the preceding Article 50, a liquidation committee shall be formed within fifteen days thereafter. Members of the liquidation committee shall be selected by shareholders at their general meeting.

Where the company is dissolved due to the provision of item (3) of the preceding Article 50, the liquidation committee shall be formed in accordance with the contract entered into by each party to the merger or split into multiple entities.

Where the company is dissolved due to the provision of item (4) of the preceding Article 50, the liquidation committee shall be formed by the shareholders, relevant department and professional staff as determined by the people’s court of law.

Where the company is dissolved due to the provision of item (5) of the preceding Article 50, then the liquidation committee shall be formed by the shareholders, relevant departments and professional staff as determined by the administrative department.

Article 52

The liquidation committee shall exercise the following powers and duties:
1)	to notify the creditors by letter or public announcement;
2)	to verify the company’s assets, prepare a balance sheet and property list;
3)	to deal with any unfinished business;
4)	to pay off any past due taxes;
5)	to deal with claims and debts;
6)	to deal with the remaining properties of the company after paying off all the debts; and
7)	to participate in any civil lawsuits on behalf of the company.

Article 53

The liquidation committee shall notify creditors within ten days following the date of its establishment, and shall place an announcement a minimum of three times in one newspaper within sixty days.

Article 54

The creditors shall declare their claims to the liquidation committee within thirty days from the date of the receipt of notice or ninety days from the date of first announcement if the notice was not received. When declaring their claims, creditors shall present relevant information and provide supporting documents. The liquidation committee shall register the claims.

Article 55

After the liquidation committee has verified the company’s assets, prepared the balance sheet and property list, it shall establish plans of liquidation and submit such plans to the board meeting and relevant administrative department for approval.

Article 56

The assets of the company shall be distributed in the following sequence:
1)	pay the expenses of liquidation;
2)	pay the salaries and insurance for employees;
3)	pay past due taxes;
4)	pay off the debts of the company; and
5)	be allocated among the shareholders in proportion to the number of shares held.
The assets shall not be allocated to any shareholder before being distributed in accordance with the provisions of item (1) and (4) of the preceding Article 56.

Article 57

If, after having determined and listed the company’s assets and prepared the balance sheet, the liquidation committee finds that those assets are insufficient to pay off the debts, then the committee shall apply to the people’s court for the company to be declared bankrupt. Following this declaration, the liquidation committee shall hand the affairs of liquidation over to the people’s court.

Article 58

After the completion of all liquidation procedures, the liquidation committee shall prepare its report, expense statement and financial records, and submit those documents to the shareholders’ general meeting and to the relevant administrative office for approval.

Article 59

The liquidation committee shall de-register the company with the Company Registration Authority and shall publicly announce the termination of the company within thirty days from the date that the liquidation report is approved by the shareholders’ general meeting and relevant administrative office.

Article 60

Members of the liquidation committee shall dutifully perform their obligations in accordance with the law. Members of the liquidation committee shall assume the obligations of compensating losses to the company or creditors due to his/her deliberately falsifying information or committing serious negligence.

Chapter 9 Period of Operations

Article 61

The period of operation of the company is 20 years, from June 1, 2006 to May 31, 2026.

The period of operation renews automatically for terms of 10 years unless all parties are notified in writing by registered mail and each party agrees in writing to cease operations.

Article 62

If any of the following circumstances occur and continue, then any investing party may request in writing to the other parties to make pertinent changes:
1)	where a party seriously breaches the contract, but does not or is unable to resolve the breach satisfactorily within thirty days after receiving detailed instructions from the other party; and
2)	where a party experiences bankruptcy, cessation of operations or dissolution.

Article 63

If any of the following circumstances occur and continue, a party may demand other parties in writing to cancel the contract:
1)	where the company suffers serious losses which make it unable to continue its operations;
2)
where a party is unable to remain in operation due to an unforeseeable or uncontrollable course of events whose effects remain for a period of one hundred and eighty days and the company is unable to recover and resume its operations;

3)	where all investing parties form a consensus to terminate operations.

Article 64

If the circumstance of item (1) of Article 62 occurs, the breaching party shall be liable for the compensation of losses hereof to the non-breaching party and to the company.

Chapter 10 Supplementary Provisions

Article 65

The company may modify the Articles of Incorporation in situations involving changes to registration. The company may amend these articles under the following circumstances: The articles modified shall not violate the laws or regulations and shall be sent to the original registration office for the record after the shareholders’ unanimous approval; where amending any article involves changes to registration, the company will submit the changes to its registration office for the record.

Article 66

The interpretation of these articles shall be the responsibility of the Board of Directors.

Article 67

These articles shall take effect after being approved at the shareholders’ meeting.

Signed by: Changjiang Computer (Group) Corporation (Seal)

Representative, (the person who has legal authority to represent the company) or authorized proxy:

Date:

Signed by: Magstone Innovation Inc. (Seal)

Representative, (the person who has legal authority to represent the company.) or authorized proxy:

Date:

Signed by: Sequiam Biometrics, Inc. (Seal)

Representative, (the person who has legal authority to represent the company.) or authorized proxy:

Date: